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                                                                 EXHIBIT 10.21

[SCOTSMAN INDUSTRIES LETTERHEAD]



October 20, 1997




TO:      Ludwig Klein                        cc:      M. de St. Paer

This letter is intended to confirm our discussions and agreement regarding your employment at Hartek. We have agreed to extend your current employment contract that expires at the end of January 1998 to the end of March 1998. We have also agreed effective at that time and for a duration of one year, you would continue to work for Hartek/Whitlenge at one-half pay and one-half time.

You know that both Mike and I respect and appreciate the contributions you have made at Hartek and believe strongly that you can continue to contribute there during the management transition and, if interested, in other areas. I think this continued relationship is very good for all parties.

If under German law or for your own needs we need to modify or develop a contract for the above employment relationship, please have those documents prepared and forward to me.




/s/ R. C. Osborne
R. C. Osborne

RCO:dm